CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 19, 2016, relating to the financial statements and financial highlights which appear in the July 31, 2016 Annual Report to Shareholders of Delaware Strategic Income Fund (formerly, Delaware Core Plus Bond Fund) (one of the funds constituting Delaware Group® Government Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 31, 2017